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                                                                     Exhibit 4.7

                      COLLABORATIVE CLINICAL RESEARCH, INC.

             AMENDED AND RESTATED 1994 DIRECTORS' SHARE OPTION PLAN

                  l. PURPOSE. The purpose of this 1994 Directors' Share Option Plan (the "Plan") is to enable Collaborative Clinical Research, Inc. (the "Company") to reward certain directors of the Company and strengthen the mutuality of interest between such directors and the Company's shareholders by offering such directors options ("Options") to purchase the Company's Common Shares, without par value ("Common Shares").

                  2.       GRANT AND ELIGIBILITY.

                           (a) Directors  of the  Company  designated  solely
or jointly by Oxford BioScience Partners, L.P., a Delaware limited partnership ("Oxford-Delaware"), Oxford BioScience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership ("Oxford-Bermuda") Oxford BioScience Partners (Adjunct) L.P., a Delaware limited partnership ("Oxford Adjunct") (Oxford-Delaware, Oxford-Bermuda and Oxford Adjunct are collectively referred to as "Oxford"), Axiom Venture Partners, L.P., a Connecticut limited partnership ("Axiom"), and Brantley Venture Partners II, L.P., a Delaware limited partnership ("Brantley") (directors designated by Oxford, Axiom and Brantley, each an "Investor Director," and collectively the "Investor Directors"), shall be granted Options under the Plan, provided that any Options to be granted pursuant to the Plan to an Investor Director designated solely by Oxford shall be granted to the Affiliate of Oxford specified by such Investor Director. "Affiliate" shall mean, when used herein with reference to a specified party, any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified party. For purposes hereof, "control" shall mean the direct or indirect ownership of, or the ability to direct the voting of, an equity interest equal to fifty percent (50%) or more.

                           (b) From and after the Effective Date, so long as
the Plan remains in effect and has Common Shares available for grants hereunder, each Investor Director (an "Optionee") shall automatically be granted for each Board of Directors meeting, each meeting of any committee of the Board of Directors and each Shareholders Meeting attended by such Investor Director, an Option to purchase the number of Common Shares determined by dividing $1,000 (in the case of attendance at a meeting in person) or $500 (in the case of participation in a meeting by telephone) by the Series C Conversion Price (as such term is defined in the Company's Fourth Amended and Restated Articles of Incorporation) in effect on the date of each grant of Options (which shall be the date of each such meeting attended by such Investor Director). In the event Common Shares are available for grants hereunder, but the number of such shares is insufficient to provide an Investor Director with an Option to purchase shares, such Investor Director shall receive an Option to purchase the lesser of
(i) the number of Common Shares remaining available for grant under the Plan; or
(ii) the number of Common Shares being granted to any other Investor Director concurrently entitled to a grant of Options hereunder, so that Options are granted to all such Investor Directors on a pro rata basis. The maximum aggregate number of Common Shares available for issuance under the Plan shall be


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eleven thousand (11,000); such Common Shares may be treasury shares or authorized but unissued shares or a combination of the foregoing. If an Option granted under the Plan shall expire, terminate or become forfeited for any reason other than its exercise, the shares subject to, but not delivered under, such Option shall be available for the grant of other Options pursuant to the Plan.

                  3. TERM OF OPTION, EXERCISE AND TRANSFERABILITY. The term of each Option granted under the Plan shall be ten years. An Optionee who has continuously served as a director of the Company from the date of the grant of an Option through the date of vesting may first exercise such Option after the date of vesting for all or part of the number of Common Shares in accordance with the Plan. For this purpose, the "date of vesting" for any Option granted under the Plan shall be that date which is six months and one day after the later to occur of: (i) the effective date of the Plan; or (ii) the date such Optionee is elected as a director; or (iii) the date such Option is granted. An Investor Director who resigns or is removed before the date of vesting for any Options held by such Director shall forfeit such Options. All or any portion of an Option shall be transferrable by the Optionee, in whole or in part from time to time, to (i) any member of the Optionee's Immediate Family, (ii) any trust whose beneficiaries consist solely of the Optionee and/or members of the Optionee's Immediate Family, and (iii) any person or entity who is an "affiliate" of the Optionee (as such term is defined in Rule 501(b) of Regulation D promulgated under the Securities Act of 1933). Notwithstanding the foregoing, the Company shall be under no obligation to record any such transfer upon the books of the Company and may treat the Optionee as the record and beneficial owner thereof for all purposes until such time as: (a) the transferor delivers to the Company a fully executed assignment of option in the form attached as Exhibit A to the Option Agreement; (b) the transferee delivers to the Company a fully executed joinder to the Option Agreement in the form attached as Exhibit B to the Option Agreement; and (c) that the transferor and transferee establish, to the reasonable satisfaction of the Company, that such a transfer is permitted under applicable provisions of the federal securities laws. For purposes of this Plan, "Immediate Family" means a person's parents, siblings, spouse, children or grandchildren or any of the foregoing persons. Notwithstanding the other provisions of this Plan, if any Optionee who is a natural person dies while holding unexercised Options, any Option held by such Optionee at the time of his or her death shall thereafter be exercised, to the extent such Option was exercisable at the time of death, by the estate of the Optionee (acting through its fiduciary), within a period of one year from the date of such death regardless of the term of the Option remaining at the Optionee's death.

                  4. OPTION PRICE AND PAYMENT. The option price for each Common Share purchasable under an Option shall be ten percent (10%) of the Series C Share Conversion Price on the date such Option is granted. The option price shall be payable (i) in cash; (ii) by check acceptable to the Company; (iii) by delivery of shares of the same class of stock subject to such Option; or (iv) in a combination of the above, so long as the sum of the fair market value of any such cash, check or Common Shares equals the option price. The Company shall have the right to require an Optionee who is entitled to receive Common Shares pursuant to the exercise of an Option to pay to the Company the amount of any taxes which the Company is required to withhold with respect to such Common Shares. Such amount shall be payable (i) in cash; (ii) by

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check acceptable to the Company; (iii) by delivery of shares of the same class of stock subject to the option; or (iv) in a combination of the above.

                  5.       CHANGE IN CONTROL.

                           (a) IMPACT OF EVENT. In the event of a "Change in
Control" as defined in Section 5(b), all Options granted under the Plan shall vest upon the earlier to occur of (i) such Change in Control; or (ii) six months and one day after the date of grant of such Options.

                           (b) DEFINITION OF CHANGE IN CONTROL. For purposes
of Section 5(a), a "Change in Control" shall be deemed to have occurred if: (i) a tender offer shall be made and consummated for the ownership of 25% or more of the outstanding voting securities of the Company; (ii) the Company shall be merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation; (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary; or
(iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 (the "Exchange Act"), shall acquire, other than by reason of inheritance, 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). In making any such determination, transfers made by a person to an Affiliate of such person, whether by gift, devise or otherwise, shall not be taken into account. For purposes of this Plan, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof pursuant to the Exchange Act.

                  6. ADJUSTMENTS. If, at any time subsequent to the date of adoption of the Plan, the number of Common Shares are increased or decreased, or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise), there shall automatically be substituted for each Common Share subject to an unexercised Option (in whole or in part) granted under the Plan, the number and kind of shares of stock or other securities into which each outstanding Common Share shall be changed or for which each such Common Share shall be exchanged. Calculations under this Section 6 shall be made to the nearest full share.

                  7. OTHER TERMS. When exercisable in accordance with Section 3, Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment of the option price of the Common Shares for which the Option is exercised in accordance with Section 4.

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                  8. AMENDMENT. The Board of Directors of the Company (the
"Board") may at any time amend, modify, suspend or terminate this Plan. In no event, however, without the approval of shareholders, shall any action of the Board of Directors result in:

                    (a) Materially amending, modifying or altering the eligibility requirements provided in Section 2 hereof;

                    (b) Increasing, except as provided in Section 2 hereof, the maximum number of Common Shares available for purchase with Options; or

                    (c) Increasing the benefits accruing to Optionees under this Plan;

except to conform this Plan and any agreements made hereunder to changes in the Internal Revenue Code of 1986, as amended (the "Code"), or governing law. In any event, the Board of Directors shall not make any amendment or alteration which would amend or alter the method by which the number or kind of securities to be granted to any Optionee is determined, where such amendment or alteration is made less than six months and one day after the previous such amendment or alteration was made, unless such amendment or alteration is made to comport with changes in the Code.

                  9. TERMINATION OF PLAN. The Plan shall be terminated and no further Options shall be granted hereunder as of the tenth anniversary of the date this Plan is adopted by the Board. Options granted prior to such tenth anniversary may extend beyond that date.

                  10. COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODY. No Option shall be exercisable and no Common Shares will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations, including, without limitation, compliance with applicable withholding tax requirements, if any, and with the rules of all domestic stock exchanges on which the Company's stock may be listed. Any stock certificates issued to evidence Common Shares as to which an Option is exercised may bear such legends and statements as the Company shall deem advisable to assure compliance with federal and state laws and regulations; the Company may, if it deems appropriate, condition its grant of any Options hereunder upon receipt of the following investment representation from the Optionee:

                  "Any Common Shares of Collaborative Clinical Research acquired by virtue of this Share Option shall be acquired for investment purposes only and not with a view to distribution or resale, and may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless (i) a registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, as amended, with respect to said Common Shares has become effective so as to permit the sale or other disposition of said shares; or (ii) there is presented to Collaborative Clinical Research an opinion of counsel satisfactory to Collaborative Clinical Research to the effect that the sale or other proposed disposition of said Common Shares may lawfully be made otherwise than pursuant to


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                  an effective registration statement or post-effective
                  amendment to a registration statement relating to the said shares under the Securities Act of 1933, as amended."

No Option shall be exercisable, and no stock will be delivered under this Plan, until the Company has obtained such consent or approval from the regulatory body, federal or state, having jurisdiction over such matters, as the Company may deem advisable. In the case of the exercise of an Option by a person or estate acquiring the right to exercise such Option by bequest or inheritance, the Company may require reasonable evidence as to the ownership of such Option and may require such consents and releases of taxing authorities as the Company may deem advisable.

                  11. EFFECTIVE DATE. The Plan shall be effective as of the date the Plan is approved by the Company's shareholders.

                  12. GOVERNING LAW. The Plan, all Options and actions taken thereunder, and any agreements relating thereto shall be governed by and controlled in accordance with Ohio law.

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